                                   EXHIBIT 5.1

                       [Hughes & Luce, L.L.P. Letterhead]

                               September 30, 1996

Suiza Foods Corporation
3811 Turtle Creek Boulevard
Suite 1300
Dallas, Texas  75219

     Re:  Shelf Registration Statement on Form S-1 (the "Registration
Statement")

Ladies and Gentlemen:

     We have acted as special counsel to Suiza Foods Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 625,000 shares (the "Shares") of the Company's common stock, $.01 par value per share. The Shares are being registered pursuant to a registration statement on Form S-1 to be filed with the Securities and Exchange Commission on or about September 30, 1996 (the "Registration Statement") and are to be sold by the selling stockholder identified in the Registration Statement.

     In connection with this opinion, we have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete and that all documents submitted to us as copies are true and correct copies of the originals thereof. We have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ Hughes & Luce, L.L.P.